Exhibit 99.1

Heritage Reports First Quarter 2024 Results

Tampa, FL – May 1, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter of 2024 financial results.

First Quarter 2024 Result Highlights

•

First quarter net income of $14.2 million or $0.47 per diluted share improved from net income of $14.0 million or $0.55 per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned, and higher net investment income, which is partly offset by higher operating expenses.

•	Gross premiums earned of $341.4 million, up 7.7% from $317.0 million in the prior year quarter.

•	Net premiums earned of $179.4 million, up 8.1% from $166.0 million in the prior year quarter.

•	Net loss ratio of 56.9%, an improvement of 1.8 points from 58.7% in the prior year quarter.

•	Net expense ratio of 37.1%, up 1.3 points from 35.8% in the prior year quarter.

•	Net combined ratio of 94.0%, an improvement of 0.5 points from 94.5% in the prior year quarter.

“I’m pleased to see the momentum of our efforts to respond to market conditions continues to produce our intended results,” remarked Ernie Garateix, CEO at Heritage. “Our average premium has increased across the book of business, and we believe the quality of our book of business continues to improve. We are successfully managing exposure, our cost of catastrophe reinsurance, and continue to build strong relationships with our valued reinsurance partners. Weather losses are higher than last year but attritional losses are down. We are managing expenses while implementing upgraded systems to better manage our business and service our customers. The management team is resolute in our focus to generate underwriting profits across our footprint, maintain adequate rates, ensure selective underwriting, and employ meticulous but fair claims handling.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that are expected to enable Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made compared to first quarter 2023.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•	Significant rating actions across the book of business have had a favorable impact, resulting in an increase in average premium per policy.

•

Gross premiums earned increased 7.7% over the prior year quarter, driven by rate actions taken in 2022 and 2023 across the book of business, as well as growth in commercial residential business, which helps drive the higher average premium.

•	Premiums-in-force of $1.4 billion are up 6.2% from the prior year quarter, driven primarily by growth in commercial residential business and rate increases throughout the book of business.

•	Continued focus on timely rate actions, maintaining underwriting criteria, and managing new business written in over-concentrated markets or products.

•	Allocate capital to products and geographies that maximize long-term returns.

•

We selectively increased the commercial residential premium in force by 44.4% compared to the first quarter of 2023, while the TIV only increased by 11.8%. The commercial residential business, which tends to have a significantly lower attritional loss ratio, generates materially higher premiums. Commercial residential business accounts for 19.9% of the in-force premium, compared to 14.7% in the prior year period.

•

As part of our exposure management strategy, we continue to grow our policy count in products and geographies which are profitable and reduce our policy count in unprofitable and over concentrated areas.

•	This disciplined underwriting approach resulted in a policy count reduction of just over 72,000 or 14.2% from first quarter 2023, while premium in force increased by $80.7 million or 6.2%.

•	Maintain a balanced and diversified portfolio.

•	Selective diversification of the portfolio by product and state, which can change based on market conditions, serves to reduce performance volatility.

•	No state represents over 26.7% of the Company’s TIV.

•	Provide coverage suitable to the market and return targets.

•

Continuing to offer Excess & Surplus lines (“E&S”) policies in California, Florida, and South Carolina. This product allows greater flexibility in product terms as well as speed to market. In force premium for E&S business increased 182.5% quarter over quarter.

•	Continuing to evaluate other states for E&S and other products.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly dividend to shareholders. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three months ended March 31, 2024 and 2023 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2024	2023	Change
Total revenues	$191,302	$176,921	8.1%
Net income	$14,225	$14,008	1.5%
Earnings per share	$0.47	$0.55	(14.5)%
Book value per share	$7.67	$6.05	26.8%
Return on equity *	25.0%	39.2%	(14.2	)pts
Underwriting summary
Gross premiums written	$356,684	$310,309	14.9%
Gross premiums earned	$341,389	$317,022	7.7%
Ceded premiums	$(161,963)	$(150,993)	7.3%
Net premiums earned	$179,426	$166,029	8.1%
Ceded premium ratio	47.4%	47.6%	(0.2	)pts
Ratios to Net Premiums Earned:
Loss ratio	56.9%	58.7%	(1.8	)pts
Expense ratio	37.1%	35.8%	1.3	pts
Combined ratio	94.0%	94.5%	(0.5	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

First Quarter 2024 Results:

•

First quarter 2024 net income of $14.2 million or $0.47 per diluted share, compared to net income of $14.0 million or $0.55 per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned, and higher net investment income, which is partly offset by higher operating expenses. This improvement is attributable to the positive impact of rate actions, underwriting actions, and exposure management taken during 2023 and 2022, which favorably impacted results during first quarter 2024. These actions resulted in growth of 8.1% in net premiums earned; however, we experienced growth of 4.7% in net losses and LAE as described below. A 53.2% increase in net investment income resulted from taking advantage of higher short-term interest rates. Policy acquisition costs increased 16.4%, which is attributable to costs that vary with gross premiums written as well as a reduction in ceding commission income on the net quota share reinsurance contract. General and administrative costs increased 3.0% driven primarily by costs associated with software, including a new claims system. Additionally, the decrease in earnings per share was influenced by a higher weighted average number of shares outstanding than the prior year quarter due to equity issuance and stock grants, net of forfeitures.

•

Premiums-in-force were $1.4 billion as of first quarter 2024, an increase of 6.2% compared to $1.3 billion as of first quarter 2023. First quarter 2024 represents our ninth consecutive quarter of driving higher in-force premium.

•

Gross premiums written of $356.7 million were up 14.9% from $310.3 million in the prior year quarter, reflecting a strategic and substantial organic increase in Florida commercial residential lines business and a higher average premium per policy throughout the book of business from rating actions and use of inflation guard, which ensures appropriate property values, mostly offset by targeted exposure management.

•	Gross premiums earned of $341.4 million, up 7.7% from $317.0 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months as described above.

•	Net premiums earned of $179.4 million, up 8.1% from $166.0 million in the prior year quarter, reflecting higher gross premium earned outpacing the increase in ceded premiums for the quarter.

•	Ceded premium ratio of 47.4%, down 0.2 points from 47.6% in the prior year quarter driven by growth in gross premiums earned which offset higher catastrophe excess of loss reinsurance costs.

•

Net loss ratio decreased to 56.9%, a 1.8 point decline from 58.7% in the same quarter last year reflecting higher net premiums earned which outpaced higher net losses and LAE driven by higher weather losses and adverse development partly offset by lower attritional losses. Net weather losses for the current accident quarter were $18.4 million, an increase of $5.6 million from $12.8 million in the prior year quarter. Catastrophe losses were $15.9 million compared to $5.0 million in the prior year quarter. Other weather losses totaled $2.5 million, a reduction from the prior year quarter amount of $7.8 million. Additionally, the net loss ratio was impacted by net unfavorable loss development of $6.7 million during the first quarter of 2024, compared to net favorable development of $1.5 million in the first quarter of 2023.

•	The net expense ratio was 37.1%, a 1.3 point increase from the prior year quarter amount of 35.8%, primarily due to a reduction in ceding commission income which drove up policy acquisition costs.

•	Net combined ratio of 94.0% improved 0.5 points from 94.5% in the prior year quarter, driven by a lower net loss ratio and partly offset by a higher net expense ratio as described above.

•

Net investment income, inclusive of realized investment losses and unrealized losses (gains) on equity securities, was $8.6 million up $1.1 million from $7.5 million in the prior year quarter reflecting actions to align the investments with the yield curve and take advantage of higher short-term yields. Realized gains in the prior year quarter included a $1.9 million gain on a sale of stock.

•

The effective tax rate of 28.4% compared to 18.6% in the prior year quarter. The effective tax rate for the prior year quarter includes the benefit from a downward adjustment of $1.7 million to the valuation allowance related to Osprey Re which lowered the effective tax rate for that period. There was no benefit nor detriment associated with a valuation allowance in the current year quarter. The valuation allowance relates to certain tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. The effective tax rate can fluctuate throughout the year as estimates used in the quarterly tax provision are updated with additional information.

Supplemental Information:

	Q1 2024	Q1 2023	% Change
Policies-in-force:
Florida	147,954	172,425	(14.2)%
Other States	289,001	336,647	(14.2)%

Total	436,955	509,072	(14.2)%

Premiums-in-force:
Florida	$716,867,957	$624,931,522	14.7%
Other States	670,195,000	681,407,015	(1.6)%

Total	$1,387,062,957	$1,306,338,537	6.2%

Total Insured Value:
Florida	$103,796,187,233	$104,735,498,939	(0.9)%
Other States	284,663,195,759	302,701,975,889	(6.0)%

Total	$388,459,382,992	$407,437,474,828	(4.7)%

Book Value Analysis:

Book Value Per Share	As Of
	March 31, 2024	December 31, 2023	March 31, 2023
Numerator:
Common stockholders’ equity	$234,935	$220,280	$154,724
Denominator:
Total Shares Outstanding	$30,636,496	$30,218,938	$25,558,751

Book Value Per Common Share	$7.67	$7.29	$6.05

Book value per share of $7.67 at March 31, 2024, was up from 5.2% from fourth quarter 2023 and up 26.8% from first quarter 2023. The increase from the comparable quarter of 2023 is primarily attributable to net income as well as a reduction in unrealized losses on the Company’s fixed income securities portfolio since the first quarter of 2023. The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates. The increase in book value per share from December 31, 2023 is attributable to 2024 year-to-date net income. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.03 years.

Conference Call Details:

Thursday, May 2, 2024 – 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-800-836-8184

Participant International Dial In: 1-646-357-8785

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$644,113	$560,682
Equity securities, at fair value	1,936	1,666
Other investments, net	6,886	7,067

Total investments	652,935	569,415
Cash and cash equivalents	386,100	463,640
Restricted cash	11,365	9,699
Accrued investment income	4,583	4,068
Premiums receivable, net	94,326	89,490
Reinsurance recoverable on paid and unpaid claims, net	565,694	482,429
Prepaid reinsurance premiums	176,726	294,222
Income tax receivable	3,375	13,354
Deferred income tax asset, net	15,509	11,111
Deferred policy acquisition costs, net	104,217	102,884
Property and equipment, net	32,767	33,218
Right-of-use lease asset, finance	16,971	17,606
Right-of-use lease asset, operating	6,662	6,835
Intangibles, net	41,009	42,555
Other assets	17,895	12,674

Total Assets	$2,130,134	$2,153,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$843,687	$845,955
Unearned premiums	691,174	675,921
Reinsurance payable	102,538	159,823
Long-term debt, net	123,007	119,732
Advance premiums	37,019	23,900
Accrued compensation	3,876	9,461
Lease liability, finance	19,830	20,386
Lease liability, operating	7,868	8,076
Accounts payable and other liabilities	66,200	69,666

Total Liabilities	$1,895,199	$1,932,920

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	360,956	360,310
Accumulated other comprehensive loss, net of taxes	(35,466)	(35,250)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	40,342	26,117

Total Stockholders’ Equity	234,935	220,280

Total Liabilities and Stockholders’ Equity	$2,130,134	$2,153,200

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
REVENUES:
Gross premiums written	$356,684	$310,309
Change in gross unearned premiums	(15,295)	6,713

Gross premiums earned	341,389	317,022
Ceded premiums	(161,963)	(150,993)

Net premiums earned	179,426	166,029
Net investment income	8,551	5,582
Net realized (losses) gains	(1)	1,898
Other revenue	3,326	3,412

Total revenues	191,302	176,921
EXPENSES:
Losses and loss adjustment expenses	102,035	97,452
Policy acquisition costs, net	46,929	40,324
General and administrative expenses, net	19,634	19,054

Total expenses	168,598	156,830

Operating income	22,704	20,091
Interest expense, net	2,830	2,881

Income before income taxes	19,874	17,210

Provision for income taxes	5,649	3,202

Net income	$14,225	$14,008

OTHER COMPREHENSIVE INCOME
Change in net unrealized (losses) gains on investments	(284)	12,143
Reclassification adjustment for net realized investment losses	1	2
Income tax benefit (expense) related to items of other comprehensive income (loss)	67	(2,855)

Total comprehensive income	$14,009	$23,298

Weighted average shares outstanding
Basic	30,376,682	25,558,305

Diluted	30,435,945	25,617,568

Earnings per share
Basic	$0.47	$0.55
Diluted	$0.47	$0.55

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability through rating action, selective underwriting and selective growth, capital allocation, exposure management and strategic reduction of policy count in certain geographies; impact of rate increases; impact of policy count reduction; impact of our focus on long-term relationships with reinsurers; expected future policy rate increases; impact of legislative changes; and future dividend payments and stock repurchases. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and conflicts between Russia and Ukraine and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Zack Mukewa

Investor Relations

Lambert

HRTG@lambert.com